Exhibit 99.1

News Release

Contact:	Constance Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

METABASIS THERAPEUTICS REPORTS ON 2006 FINANCIAL RESULTS AND BUSINESS ACCOMPLISHMENTS AND PROVIDES GUIDANCE FOR 2007

SAN DIEGO, CA – March 8, 2007 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs by applying proprietary technology, scientific expertise and unique capabilities for targeting the liver and liver pathways, today announced its financial results for the year ended December 31, 2006, reviewed its 2006 accomplishments and provided financial guidance for 2007.

Financial results:

Revenue was $4.4 million for the year ended December 31, 2006, compared to $3.8 million for the year ended December 31, 2005. The increase was mainly due to increased license fee revenue from the Company’s research collaboration with Merck & Co. Inc. (Merck) targeting AMPK, which began in the second half of 2005, partially offset by decreased sponsored research fee revenue from the Company’s collaboration with Merck on compounds to treat patients with hepatitis C, the research portion of which was completed in 2005.

Research and development expenses were $30.3 million for the year ended December 31, 2006, compared to $21.3 million for the year ended December 31, 2005. The $9.0 million increase was mainly due to an increase in research and development personnel as well as increases in clinical development expenses for MB07803, MB07133 and MB07811.

General and administrative expenses were $10.9 million for the year ended December 31, 2006, compared to $7.2 million for the prior year period. The $3.7 million increase was primarily related to increases in professional services and increased stock-based compensation expenses.

In the fourth quarter of 2006, the Company began reporting all legal costs associated with patent related activities in general and administrative expenses.  Previously, these legal costs had been reported in research and development expenses. All periods prior to the fourth quarter of 2006 have been reclassified accordingly and the comparisons made above reflect these reclassifications. The increase in general and administrative expenses and the corresponding decrease in research and development expenses related to these reclassifications for the twelve months ended December 31, 2006, 2005 and 2004 were $1.9 million, $1.4 million and $587,000, respectively.  There is no impact on retained earnings, total operating expenses, net cash used for operating activities, net loss or earnings per share as a result of the reclassification of these costs.

Net interest income was $3.5 million for the year ended December 31, 2006, compared to net interest income of $1.1 million for the year ended December 31, 2005. The $2.4 million increase was a result of increased interest received on higher average cash balances for the year ended December 31, 2006 as compared to the prior year, as well as a higher yield on investments.

Net loss for the year ended December 31, 2006 was $33.3 million, or $1.15 per share, compared to a net loss of $23.6 million, or $1.20 per share, for the prior year. The decrease in net loss per share for the year ended December 31, 2006 was primarily due to an increase in the weighted average common shares outstanding for the year ended December 31, 2006 as compared to the prior year.

As a result of adopting SFAS No. 123R on January 1, 2006, the Company’s net loss for the year ended December 31, 2006 was approximately $1.9 million greater than if the Company had continued to account for stock-based compensation under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.  Basic and diluted net loss per share for the year ended December 31, 2006 was $0.07 greater as a result of adoption of SFAS No. 123R.

As of December 31, 2006, Metabasis had $77.9 million in cash, cash equivalents and securities available-for-sale, compared to $66.9 million at December 31, 2005. The $11.0 million increase was primarily due to gross proceeds of $40 million raised in the Company’s registered direct common stock offering in 2006, offset by the use of cash to fund ongoing operations.

2006         highlights:  Metabasis made substantial progress on all five of its clinical programs

CS-917

In February 2006, Daiichi Sankyo, Metabasis’ partner on the development of CS-917, initiated a multi-center, randomized, double-blind, placebo-controlled Phase 2b clinical trial for CS-917, given orally as a single agent, for the treatment of patients with type 2 diabetes.  CS-917 is a first-in-class inhibitor of FBPase, a regulatory enzyme in the pathway responsible for the production of glucose in the liver, known as the gluconeogenesis pathway. This clinical trial is designed to evaluate safety and tolerability after three months of dosing of CS-917, as well as its effect on blood levels of HbA1c, an important measure of long term glucose control in patients with type 2 diabetes. Enrollment in that clinical trial was recently completed with a total of 392 patients having been enrolled in the U.S.  If successful, the clinical trial could support selection of a dose for Phase 3 clinical trials.

MB07803

Four Phase 1 clinical trials were initiated and completed during 2006 for product candidate MB07803, a second generation inhibitor of FBPase that is currently being independently developed by Metabasis as a treatment for type 2 diabetes. Like CS-917, MB07803 is designed to block the metabolic pathway in the liver that results in excessive glucose production. The results from the completed studies indicated that MB07803 was safe and well tolerated and, as a result, MB07803 is expected to advance into Phase 2 clinical trials around the beginning of the second quarter of 2007.

MB07811

In the fourth quarter of 2006, clinical trials began for the Company’s fifth internally discovered product candidate, MB07811.  MB07811 is a novel HepDirect® product candidate that has been shown in preclinical studies to effectively lower total serum cholesterol by reducing LDL (the “bad”) cholesterol and also lowers serum and liver triglycerides. In addition, in certain animal models, MB07811 was shown to reduce liver fat, a condition that may be associated with increased risk of diabetes and chronic liver disease.   A Phase 1 clinical trial to evaluate the safety and tolerability of MB07811 in a rising single dose in healthy volunteers was completed by the end of 2006.  The Company plans to submit results from this study, along with results from certain preclinical studies that are nearing completion, to the United States Food and Drug Administration (FDA) to support further clinical studies.  Upon obtaining the FDA’s agreement to proceed, the Company expects to initiate additional clinical studies, including a multiple dose Phase 1 study in healthy volunteers with elevated LDL cholesterol.

Pradefovir

Pradefovir, an oral anti-viral product candidate for the treatment of hepatitis B (HBV), which incorporates Metabasis’ HepDirect technology to target an anti-viral called adefovir to the liver, achieved several important milestones in 2006. At the European Association for the Study of Liver Disease (EASLD) meeting in April 2006, Valeant Pharmaceuticals International presented the 48-week results of a completed Phase 2b clinical trial.  The results indicated that patients treated with escalating doses of pradefovir orally, once a day, showed a statistically significant reduction of HBV DNA, a measure of viral load, as compared to Hepsera at all but the lowest dose of pradefovir administered.  In fact, the 30 mg dose of pradefovir resulted in about twice as many patients achieving undetectable levels of HBV DNA as seen with 10 mg Hepsera (71% of patients on pradefovir achieved undetectable levels of HBV DNA compared to only 36% of patients treated with Hepsera).  Importantly, pradefovir treatment at this dose resulted in circulating levels of adefovir that were lower than was seen with the approved dose of Hepsera. This observation indicated that at these doses, pradefovir treatment resulted in higher efficacy with apparently lower kidney exposure than Hepsera, a result that is consistent with the HepDirect prodrug technology. This is significant because Hepsera, a non-liver specific prodrug of adefovir, was associated with renal toxicity at doses above the maximum approved dose of 10 mg. These results demonstrated potential safety, tolerability and efficacy that could position this product candidate, if approved, to be a best-in-class treatment for HBV.

In January 2007, Metabasis and Valeant entered into agreements with Schering-Plough that transferred license rights to Schering-Plough for the continued development and commercialization of pradefovir.   Schering-Plough is now responsible for the continued development of pradefovir and Metabasis will participate in that development through a joint development committee.  Based on the results of the Phase 2b clinical trial and an end of Phase 2 meeting that was held with the FDA, the Company believes that pradefovir is ready to commence Phase 3 development.  However, the ultimate decision to proceed with Phase 3 clinical trials is the responsibility of Schering-Plough.

MB07133

The Phase 1/2 dose escalation clinical trial of MB07133, a HepDirect oncolytic being studied as a treatment for hepatocellular carcinoma (HCC) or primary liver cancer, was completed during 2006 and preliminary results were presented at the 2006 American Society of Clinical Oncology (ASCO) meeting.  These results showed that MB07133 at doses up to 2400mg/m2/day IV infusion was well tolerated in patients with unresectable HCC and that there were no clinically significant dose-limiting toxicities associated with the therapy. Although this study was not designed to demonstrate the efficacy of MB07133, encouraging signs of drug activity were observed, including evidence of disease stabilization and tumor shrinkage in some patients who received multiple cycles of the product candidate. With completion of the trial, a maximal dose of 2400mg/m2/day was selected for further study.  The next clinical trial is expected to begin later in 2007.

Other Programs

The Company’s discovery team continued to make progress during 2006 with exciting new projects that could lead to future clinical candidates.   In October 2006, the Company entered into a non-exclusive, two-year license and research collaboration agreement with Idenix Pharmaceuticals, Inc. to develop second-generation nucleoside analog clinical candidates for the treatment of patients with hepatitis C.

“The progress we made to advance our clinical programs in 2006 sets the stage for important events to occur in 2007,” stated Dr. Paul Laikind, president and chief executive officer. “We started last year with three product candidates in clinical trials and ended the year with five, all of which were internally discovered. Importantly, our partner Daiichi Sankyo initiated a key Phase 2b clinical trial for our type 2 diabetes product candidate, CS-917, and by year-end had nearly completed enrollment.  We look forward to the top-line results of that study around mid-year.

“When Valeant decided early in 2006 to restructure their organization and divest pradefovir, we responded to that challenge by working with Valeant to establish a collaboration with a strong partner to continue development of pradefovir.  In fact, not only did we establish an alliance for continued development of pradefovir with Schering-Plough, a strong global pharmaceutical company with a firm commitment to develop additional innovative medicines for treating life-threatening diseases like hepatitis B, we also improved our economics.  We believe Schering-Plough’s commitment to pradefovir further validates this product candidate as well as the HepDirect technology, which we also use with MB07811, MB07133 and our hepatitis C collaborations with Merck and Idenix.

“While partners are developing our product candidates, CS-917 and pradefovir, Metabasis is currently independently developing the next three product candidates giving us the potential to retain rights or progress these potential therapies to a greater value point before contemplating strategic alliances. The progress on our clinical programs also transitions the Company from being an early stage biopharmaceutical company to one that has a pipeline that is deeper and more advanced.  In fact, we could end this year with two product candidates in, or poised to enter, Phase 3 clinical trials. These accomplishments bring us closer to achieving our goal of becoming a commercially successful, integrated pharmaceutical company that should continue to enhance long-term shareholder value.”

2007 Guidance:

Metabasis expects operating expenses to continue to increase throughout 2007 as it incurs greater costs related to the continued clinical trials of MB07803, MB07811 and MB07133 and the further expansion of its internal clinical and regulatory affairs capabilities.  In addition, operating expenses will increase due to the increased general and administrative costs of supporting this growth and the increasing costs of continuing to operate as a public company.  Therefore the Company anticipates that operating expenses for 2007 will range from $61 - $66 million, and net 2007 cash usage is expected to be between $43 and $48 million.

Conference call:

The Metabasis management team will host a conference call and live webcast to discuss 2006 year-end financial results at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today. Individuals interested in participating in the call may do so by dialing 888-396-2386 for domestic callers and 617-847-8712 for international callers. Please specify to the operator that you would like to join the “Metabasis Year-End Financial Results Conference Call.” The conference call will be webcast live on Metabasis’ website at www.mbasis.com under the “Investors” section, and will be archived there for 30 days following the call. Please connect to Metabasis’ website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases.  The Company has established a pipeline that includes clinical stage and preclinical product candidates targeting major diseases with significant unmet medical needs. Targeted diseases include major metabolic diseases such as diabetes, hyperlipidemia and obesity as well as liver diseases such as hepatitis and primary liver cancer.  Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ and HepDirect® technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Forward-looking statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives; the initiation, progress, completion and results of clinical trials for each of Metabasis’ five current product candidates, including the expected timelines for the initiation of additional clinical trials of those product candidates; the potential efficacy and benefits of, and the potential market for, Metabasis’ product candidates, including MB07811; and the progress of the Company’s collaborations, including the effect of Valeant’s assignment of rights to Schering-Plough and the potential revenues that may be received by the Company from Idenix. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and in Metabasis’ other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	December 31,
	2006	2005
	(unaudited)

Assets:
Current assets:
Cash and securities available-for-sale	$77,923	$66,893
Other current assets	1,490	2,169
Total current assets	79,413	69,062
Property and equipment, net	6,263	4,664
Other assets	179	152
Total assets	$85,855	$73,878

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$5,052	$5,682
Other current liabilities	4,973	3,234
Total current liabilities	10,025	8,916
Long-term liabilities	7,692	5,380
Stockholders’ equity	68,138	59,582
Total liabilities and stockholders’ equity	$85,855	$73,878

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Revenues:
Sponsored research	$635	$884	$2,210	$2,493
License fees	620	417	1,984	871
Other revenue	161	61	192	407
Total revenues	1,416	1,362	4,386	3,771

Operating expenses:
Research and development	8,979	6,279	30,305	21,252
General and administrative	3,138	2,063	10,890	7,186
Total operating expenses	12,117	8,342	41,195	28,438

Loss from operations	(10,701)	(6,980)	(36,809)	(24,667)
Total interest income, net	954	476	3,541	1,087

Net loss	$(9,747)	$(6,504)	$(33,268)	$(23,580)

Basic and diluted net loss per share	$(0.32)	$(0.26)	$(1.15)	$(1.20)
Shares used to compute basic and diluted net loss per share	30,337	25,049	29,019	19,706